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                                                                    EXHIBIT 99.1


                        THE BRADFORD PARTICLE DESIGN PLC



                      APPROVED EMPLOYEE SHARE OPTION SCHEME

















                          New Bridge Street Consultants
                                20 Little Britain
                                 London EC1A 7DH



                             Ref: N/3155/UES0S99.DOC
                           Date adopted: 22 July 1999



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                                TABLE OF CONTENTS

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                                                                            PAGE

1.       DEFINITIONS AND INTERPRETATION.................................       1

2.       ELIGIBILITY....................................................       2

3.       GRANT OF OPTIONS...............................................       3

4.       LIMITS.........................................................       4

5.       EXERCISE OF OPTIONS............................................       5

6.       TAKOVER, RECONSTRUCTION AND WINDING-UP.........................       8

7.       VARIATION OF CAPITAL...........................................      10

8.       ALTERATIONS....................................................      11

9.       MISCELLANEOUS..................................................      12
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                                       i.

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                                       1.

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1.       DEFINITIONS AND INTERPRETATION

(1)      In this Scheme, unless the context otherwise requires:

         "THE BOARD" means the board of directors of the Company or a committee appointed by them;

         "THE COMPANY" means Bradford Particle Design plc (registered in England and Wales No. 2998064);

         "EXIT EVENT" means either:

         (a) the Company offering its Shares to the public (by whatever means) and the admission of those Shares to a public market;

         (b)   any of the events referred to in Rule 6 below;

         (c) in relation to any Option, the nine year and six months anniversary of the Grant Date; or

         (d) any other event which results in a material change in respect of shareholdings in the Company where the Board in its discretion considers such change to be comparable to the events set out at
               (a) or (b) above;

         "THE GRANT DATE" in relation to an option means the date on which the option was granted; "Group Member" means:

         (a) a Participating Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company's holding company or a subsidiary of the Company's holding company; or

         (b) a body corporate which is (within the meaning of section 258 of that Act) a subsidiary undertaking of a body corporate within paragraph (a) above and has been designated by the Board for this purpose;

         "THE LONDON STOCK EXCHANGE" means London Stock Exchange Limited;

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         "PARTICIPANT" means a person who holds an option granted under this
         Scheme;

         "PARTICIPATING COMPANY" means the Company or any Subsidiary. or any company which is not under the control of any single person, but is under the control of two persons (within the meaning of section 840 of the Taxes Act 1988), one of them being the Company, and to which the Board has with the approval of the Inland Revenue resolved that this Scheme shall for the time being extend;

         "SCHEDULE 9" means Schedule 9 to the Taxes Act o1988;

         "SHARES" means ordinary shares of 10p each in the Company;

         "SUBSIDIARY" means a body corporate which is a subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985) and of which the Company has control (within the meaning of section 840 of the Taxes Act 1988);

         "THE TAXES ACT 1988" means the Income and Corporation Taxes Act 1988;

         and expressions not otherwise defined in this Scheme have the same meanings as they have in Schedule 9.

(2) Any reference in this Scheme to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

(3) Expressions in italics are for guidance only and do not form part of this Scheme.

2.       ELIGIBILITY

(1) Subject to sub-rule (3) below, a person is eligible to be granted an option if (and only if) he is a full-time director or qualifying employee of a Participating Company.

(2)      For the purposes of sub-rule (1) above:

         (a) a person shall be treated as a FULL-TIME DIRECTOR of a Participating Company if he is obliged to devote to the performance of the duties of his office or employment with that and any other Participating Company not less than 25 hours a week;

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         (b)   a QUALIFYING EMPLOYEE, in relation to a Participating Company, is an employee of the Participating Company (other than one who is a director of a Participating Company).

(3)      A person is not eligible to be granted an option at any time:

         (a) within the two years immediately preceding the date on which he is bound to retire in accordance with the terms of his contract of employment; or

         (b) when he is not eligible to participate in this Scheme by virtue of paragraph 8 of Schedule 9 (MATERIAL INTEREST IN CLOSE COMPANY).

3.       GRANT OF OPTIONS

(1) Subject to Rule 4 below, the Board may grant an option to acquire Shares which satisfy the requirements of paragraphs 10 to 14 of
         Schedule 9 (FULLY PAID UP, UNRESTRICTED, ORDINARY SHARE CAPITAL), upon the terms set out in this Scheme and upon such other objective terms as the Board may specify, to any person who is eligible to be granted an option in accordance with Rule 2 above; and for this purpose an option to acquire includes an option to purchase and an option to subscribe.

(2) The price at which Shares may be acquired by the exercise of an option shall be determined by the Board before its grant, but shall not be less than the higher of:

         (a) if shares of the same class as those Shares are quoted in the London Stock Exchange Daily Official List, the middle-market quotation of shares of that class (as derived from that List) on the Grant Date or such other dealing day as may be agreed with the Inland Revenue;

         (b) if paragraph (a) above does not apply, the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act
               1992) of Shares of that class, as agreed in advance for the purposes of this Scheme with the Shares Valuation Division of the Inland' Revenue, on the Grant Date or such other day as may be agreed with the Inland Revenue; and

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         (c)   in the case of an option to acquire shares only by subscription, the nominal value of those shares.

(3)      An option may only be granted prior to the occurrence of an Exit Event.

(4) An option may not be granted unless and until this Scheme is approved by the Inland Revenue under Schedule 9.

(5)      An option granted to any person:

         (a) shall not, except as provided in Rule 5(4) below, be capable of being transferred by him; and

         (b)   shall lapse forthwith if he is adjudged bankrupt.

4.       LIMITS

(1) No options shall be granted in any year which would, at the time they are granted, cause the number of Shares which shall have been or may be issued in pursuance of options granted under this Scheme, any other employees' share scheme or by virtue of any arrangements with any employee or consultant to exceed such number as represents 4 per cent. of the ordinary share capital of the Company in issue at that time.

(2) No person shall be granted options which would, at the time they are granted, cause the market value of the Shares for which he may acquire in pursuance of options granted at that time under this Scheme to exceed 4 times the total remuneration (excluding benefits in kind) expressed as an annual rate payable by the Participating Companies to him as at that time; and for the purposes of this sub-rule:

         (a) any option which shall have been released to any extent shall be treated to that extent as if it were still exercisable; and

         (b) where a payment of remuneration is made otherwise than in sterling, the payment shall be treated as being of the amount of sterling ascertained by applying such rate of exchange published in a national newspaper as the Board shall reasonably determine.

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(3)      No person shall be granted options which would, at the time they are granted, cause the aggregate market value of the Shares which he may acquire in pursuance of options granted to him under this Scheme or under any other share option scheme, not being a savings-related share option scheme, approved under Schedule 9 and established by the Company or by any associated company of the Company (and not exercised) to exceed or further exceed L30,000.

(4) For the purposes of this Rule, the market value of the Shares in relation to which an option was granted shall be calculated:

         (a) in the case of an option granted under this Scheme, as on the day by reference to which the price at which shares may be acquired by the exercise thereof was determined in accordance with Rule 3(2) above;

         (b) in the case of an option granted under any other approved scheme, as at the time when it was granted or, in a case where an agreement relating to the shares has been made under paragraph 29 of Schedule 9, such earlier time or times as may be provided in the agreement; and

         (c) in the case of any other option, as on the day or days by reference to which the price at which shares may be acquired by the exercise thereof was determined.

(5) Any option granted under this Scheme shall be limited and take effect so that the above limits are complied with.

5.       EXERCISE OF OPTIONS

(1) The exercise of any option shall be effected in the form and manner prescribed by the Board.

(2) Subject to sub-rules (4) and (5) below and to sub-rules (1) and (3) of Rule 6 below, an option may not be exercised before the occurrence of an Exit Event.

(3)      Subject to sub-rule (4) and paragraphs (a) and (c) of sub-rule
         (5) below and to Rule 6(4) below, an option may not be exercised if THE RELEVANT CONDITION is not satisfied; and in

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         this sub-rule and Rule 6(4) below the relevant condition is the condition related to performance (if any) which is specified by the Board under Rule 3(1) above.

(4) If any Participant dies, any option granted to him may (and must, if at all) be exercised by his personal representatives within 12 months after the date of his death, provided that his death occurs at a time when either he is a director or employee of a Group Member or he is or would but for sub-rule (3) above be entitled to exercise the option by virtue of sub-rule (5) below.

(5) If any Participant ceases to be a director or employee of a Group Member (otherwise than by reason of his death), the following provisions apply in relation to any option granted to him:

         (a) if he so ceases by reason of injury, disability or redundancy (within the meaning of the Employment Rights Act 1996), or by reason only that his office or employment is in a company which ceases to be a Group Member, or relates to a business or part of a business which is transferred to a person who is not a Group Member, the option may (and subject to sub-rule (4) above must, if at all) be exercised within the exercise period;

         (b) if he so ceases by reason of retirement on reaching the age at which he is bound to retire in accordance with the terms of his contract of employment, the option may (and subject to sub-rule
               (4) above must, if at all) be exercised within the exercise period, but subject to sub-rule (3) above;

         (c) if he so ceases for any other reason, the option may not be exercised at all unless the Board shall so permit, in which event it may (and subject to sub-rule (4) above must, if at all) be exercised to the extent permitted by the Board within the exercise period;

               and in this sub-rule the EXERCISE PERIOD is the period which shall commence on the later of the date of cessation and the occurrence of an Exit Event and expire 12 months after the commencement of such period, 42 months after the Grant Date, 42 months after the last date prior to his so ceasing on which he exercised an

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               option (not being one granted under a savings-related share option scheme) in circumstances in which paragraphs (a) and (b) of section 185(3) of the Taxes Act 1988 applied, whichever shall be the latest.

(6) A Participant shall not be treated for the purposes of sub-rule (5) above as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member, and a female Participant who ceases to be a director or employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 before exercising her option shall be treated for those purposes as not having ceased to be a director or employee.

(7) Subject to sub-rule (4) above, but notwithstanding any other provision of this Scheme, an option may not be exercised after the expiration of the period of 10 years (or such shorter period as the Board may have determined before its grant) beginning with the Grant Date.

(8) A Participant shall not be eligible to exercise an option at any time when he is not eligible to participate in this Scheme by virtue of paragraph 8 of Schedule 9 (MATERIAL INTEREST IN CLOSE COMPANY).

(9) Within 30 days after an option has been exercised by any person, the Board shall allot to him (or a nominee for him) or, as appropriate, procure the transfer to him (or a nominee for him) of the number of shares in respect of which the option has been exercised, provided that:

         (a) the Board considers that the issue or transfer thereof would be lawful in all relevant jurisdictions; and

         (b) in a case where a Group Member is obliged to (or would suffer a disadvantage if it were not to) account for any tax (in any jurisdiction) for which the person in question is liable by virtue of the exercise of the option and/or for any social security contributions recoverable from the person in question (together, the "Tax Liability"), that person has either:

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               (i)   made a payment to the Group Member of an amount equal to
                     the Tax Liability; or

               (ii) entered into arrangements acceptable to that or another Group Member to secure that such a payment is made (whether by authorising the sale of some or all of the shares on his behalf and the payment to the Group Member of the relevant amount out of the proceeds of sale or otherwise).

(10) All shares allotted under this Scheme shall rank equally in all respects with shares of the same class then in issue except for any rights attaching to those shares by reference to a record date prior to the date of the allotment.

6.       TAKOVER, RECONSTRUCTION AND WINDING-UP

(1) If any person obtains control of the Company (within the meaning of section 840 of the Taxes Act 1988) the Board shall within 7 days of becoming aware thereof notify every Participant thereof and, subject to sub-rules (3), (4), (5) and (7) of Rule 5 above, any option may be exercised within one month (or such longer period as the Board may permit) of the notification.

(2) For the purposes of sub-role (1) above, a person shall be deemed to have obtained control of the Company if he and others acting in concert with him have together obtained control of it.

(3) If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Board shall forthwith notify every Participant thereof and, subject to sub-rules (3), (4), (5) and (7) of Rule 5 above, any option may be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Scheme) lapse on the expiration of that period.

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(4)      In relation to an option which would but for Rule 5(3) above be exercisable by virtue of an event mentioned in sub-rule (1) or (3) above, the Board may at its discretion, and acting fairly and reasonably, treat the relevant condition as satisfied if, at the time of the event, the Board cannot determine whether it is in fact satisfied.

(5)      If any company ("the acquiring company"):

         (a)   obtains control of the Company as a result of making:

               (i) a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Company, or

               (ii) a general offer to acquire all the shares in the Company which are of the same class as the shares which may be acquired by the exercise of options granted under this Scheme, or

         (b) obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985 or Article 418 of the Companies (Northern Ireland) Order 1986, or

         (c) becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of that Act or Articles 421 to 423 of that Order,

         any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 15(2) of
         Schedule 9), by agreement with the acquiring company, release any option which has not lapsed ("the old option") in consideration of the grant to him of an option ("the new option") which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraph 10(b) or (c) of Schedule 9).

(6) The new option shall not be regarded for the purposes of sub-rule (5) above as equivalent to the old option unless the conditions set out in paragraph 15(3) of Schedule 9 are


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         satisfied, but so that the provisions of this Scheme shall for this purpose be construed as if:

         (a) the new option were an option granted under this Scheme at the same time as the old option;

         (b) except for the purposes of the definitions of "Group Member", "Participating Company" and "Subsidiary" in Rule 1(I) above and the reference to "the Board" in Rule 5(7) above, the expression "the Company" were defined as "a company whose shares may be acquired by the exercise of options granted under this Scheme";

         (c) the relevant condition referred to in Rule 5(3) above had been satisfied; and

         (d)   Rule 8(2) below were omitted.

(7)      If:

         (a) the events referred to in this Rule 6 are part of an arrangement ("a Reorganisation") which will mean that the Company will be under the control of another company;

         (b) the persons who owned shares in the Company immediately before the change of control will immediately afterwards own at least 50% of the shares in that other company then the Board may in its discretion determine that an option shall not become exercisable or lapse as a result of that Reorganisation and that the provisions of sub-rule(5) above will apply to any option held by Participant. Where sub-rule (5) above is applied in these circumstances, the provisions of sub-rule (6) above will also apply but with the omission of sub-rule (6)(c).

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7.       VARIATION OF CAPITAL

(1) Subject to sub-rule (3) below, in the event of any variation of the share capital of the Company, the Board may make such adjustments as it considers appropriate under sub-rule (2) below.

(2) An adjustment made under this sub-rule shall be to one or more of the following:

         (a) the number of shares in respect of which any option may be exercised;

         (b) the price at which shares may be acquired by the exercise of any option;

         (c) where any option has been exercised but no shares have been allotted or transferred pursuant to the exercise, the number of shares which may be so allotted or transferred and the price at which they may be acquired.

(3)      At a time when this Scheme is approved by the Inland Revenue under
         Schedule 9, no adjustment under sub-rule (2) above shall be made without the prior approval of the Inland Revenue.

(4) An adjustment under sub-rule (2) above may have the effect of reducing the price at which shares may be acquired by the exercise of an option to less than their nominal value, but only if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the shares in respect of which the option is exercised and which are to be allotted pursuant to the exercise exceeds the price at which the shares may be subscribed for and to apply that sum in paying up that amount on the shares; and so that on the exercise of any option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

8.       ALTERATIONS

(1) Subject to sub-rules (2), (4) and (5) below, the Board may at any time alter this Scheme or the terms of any option granted under it (having regard to the fact that, if an alteration which does not solely relate to a special term is made at a time when this Scheme is

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         approved by the Inland Revenue under Schedule 9, the approval will not thereafter have effect unless the Inland Revenue have approved the alteration).

(2) Subject to sub-rule (3) below, no alteration to the advantage of the persons to whom options may be granted shall be made under sub-rule
         (1) above to any of Rules 2, 4(1) to (4) inclusive, 7(1) and
         (2) without the prior approval by ordinary resolution of the members of the Company in general meeting.

(3)      Sub-rule (2) above shall not apply to:

         (a) any minor alteration to benefit the administration of this Scheme, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member; or

         (b)   any alteration solely relating to a special term.

(4) No alteration to the disadvantage of any Participant shall be made under sub-rule (1) above other than to a special term unless:

         (a) the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration; and

         (b) the alteration is approved by a majority of those Participants who have given such an indication.

(5) No alteration which solely relates to a special term subject to which an option has been granted shall be made under sub-rule (1) above unless:

         (a) there shall have occurred an event which shall have caused the Board reasonably to consider that the special term would not, without the alteration, achieve its original purpose; and

         (b) the Board shall act fairly and reasonably in making the alteration.

(6) Any reference in this Rule to a special term is a reference to a term specified by the Board as mentioned in Rule 3(1) above or a term of the Schedule to this Scheme.

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9.       MISCELLANEOUS

(1) The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in this Scheme or any right which he may have to participate in it, and an individual who participates in it shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option as a result of such termination.

(2) In the event of any dispute or disagreement as to the interpretation of this Scheme, or as to any question or right arising from or related to this Scheme, the decision of the Board shall be final and binding upon all persons.

(3) Any notice or other communication under or in connection with this Scheme may be given by personal delivery or by sending it by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.